Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Julie Blunden

Vice President External Affairs

408-240-5577

Helen Kendrick

Communications Manager

408-240-5585

hkendrick@sunpowercorp.com

SunPower Acquires Building for Second Solar Cell Manufacturing Facility

Plant 2 Designed for up to 300 MW of Incremental Capacity

SAN JOSE, Calif., July 13, 2006 – SunPower Corporation (NASDAQ: SPWR), a Silicon Valley-based manufacturer of the world’s highest efficiency, commercially available solar cells and solar panels, today announced that it has purchased a 40,000-square-meter manufacturing facility in the Philippines (located near its existing plant) to expand production capacity for its industry-leading solar cells.

Plant 2 has sufficient space to allow for installation of up to 10 additional production lines, four more than a previously considered site would have allowed. The larger plant footprint will enable production of more than 300 megawatts per year of solar cells when fully built out.

SunPower currently operates three solar cell production lines at its first plant, and is currently installing a fourth line that will bring the total facility nameplate capacity to 108 megawatts per year when production begins in the fourth quarter of 2006. Line 5, the first line scheduled for installation in Plant 2, is expected to begin production in the first half of 2007. Both Lines 4 and 5 will produce SunPower’s higher-efficiency Gen 2 (second generation) solar cells, with a minimum specified conversion efficiency of 22 percent.

“The acquisition of this building provides SunPower with the option to accelerate our growth plans,” said PM Pai, COO of SunPower Corporation. “Plant 2 will be a larger manufacturing facility than Plant 1, offering us economies of scale and maximizing our opportunities for rapid cycles of learning from line to line.”

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SunPower Purchases Building for Second Solar Cell Manufacturing – 2

About SunPower

SunPower Corporation (NASDAQ: SPWR) designs and manufactures high-efficiency silicon solar cells and solar panels based on an all-back contact cell design. SunPower’s solar cells and panels generate up to 50 percent more power per unit area than conventional solar technologies and have a uniquely attractive, all-black appearance. For more information on SunPower or solar technology, please visit the SunPower website at http://www.sunpowercorp.com. SunPower is a majority-owned subsidiary of Cypress Semiconductor Corp. (NYSE: CY).

Forward-Looking Statement

Statements made in this release that are not historical in nature and that refer to SunPower’s plans and expectations for the future, including the expansion of its production capacity overall, the installation of additional production lines at the second facility, the expected megawatt capacity of the second facility on a fully built-out basis, the current schedule for the fourth and fifth production lines and the expected efficiency of the Company’s Gen 2 solar cells, are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We use words such as “estimates,” “anticipates,” “believes,” “expects,” “future,” “look forward,” “planning,” “intends” and similar expressions to identify such forward-looking statements. Our actual results may differ materially due a variety of factors, including but not limited to, our ability to effectively fund and manage the build out of the second facility, the demand for our products as well as the risks identified in our filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to SunPower as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement.

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